Exhibit T3A.3

Articles of Incorporation

Business Corporations Act

Section 6

1.	Name of Corporation

  COMPTON PETROLEUM HOLDINGS CORPORATION

2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:

The Corporation is authorized to issue an unlimited number of one class of shares, designated as “Common Shares”.

3.	Restrictions on share transfers (if any):

No securities of the Corporation shall be transferred to any person without the approval of the Board of Directors by resolution.

4.	Number, or minimum and maximum number, of directors that the corporation may have:

The Corporation shall have a minimum of 1 and a maximum of 9 directors.

5.	If the corporation is restricted FROM carrying on a certain business, or restricted TO carrying on a certain business, specify the restriction(s):

There shall be no restrictions on the business that the Corporation may carry on.

6.	Other rules or provisions (if any):

Refer to “Other Rules or Provisions” attachment.

7.	Date authorized by Incorporators:	10 / 14 / 2005
Month / Day / Year

Incorporators

Name of Person Authorizing (please print) Tim G. Millar	Address: (including postal code) 12 Medford Place SW Calgary, AB T2V 2E8	Authorized Signature

This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries, Research and Program Support, Box 314, Edmonton, Alberta T5J 4L4, (780) 427-7013.

REG 3047 (2001-09)

OTHER RULES OR PROVISIONS

Attached to and Forming Part of

the Articles of Incorporation

of

COMPTON PETROLEUM HOLDINGS CORPORATION

1.	The number of security holders, exclusive of persons who are in the employment of the Corporation and are security holders of the Corporation and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, security holders of the Corporation and have continued to be security holders of the Corporation after the termination of that employment, is limited to not more than fifty (50) persons, two or more persons who are the joint registered owners of one or more securities being counted as one security holder.

2.	Any invitation to the public to subscribe for the Corporation’s securities is prohibited.

3.	Subject to the Business Corporations Act (Alberta), the directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting of shareholders.